EXHIBIT 99.4

FORM OF LETTER

CHANTICLEER HOLDINGS, INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights Distributed to Stockholders of

Chanticleer Holdings, Inc.

September 8, 2015

Dear Stockholder:

This letter is being distributed by Chanticleer Holdings, Inc. (“Chanticleer”) to all holders of record of shares of its common stock, par value $0.0001 per share (the “Common Stock”), at 4:00 p.m., Eastern Standard Time, on Friday September 4, 2015 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. The Rights and Common Stock are described in the prospectus supplement dated September 8, 2015 and accompanying base prospectus (copies of which accompany this letter) (collectively, the “Prospectus”).

In the Rights Offering, Chanticleer is offering an aggregate of 7,407,407 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Standard Time, on September 18, 2015, unless extended (the “Expiration Time”). Please contact your broker or financial advisor as they may have an earlier cut off time to receive subscriptions.

Neither Chanticleer, its board nor the dealer-manager is making no recommendation regarding your exercise of the Rights. The Rights will not be listed for trading on the NASDAQ Capital Market or any stock exchange or market or on the OTC Bulletin Board.

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned at 5:00 p.m., Eastern Standard Time, on the Record Date. Each Right will allow you to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $1.35 per full share (the “Subscription Price”) plus an unlimited over-subscription privilege (“Over-Subscription Privilege”) to purchase any shares of Common Stock that are not purchased by stockholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”). For example, if you owned 100 shares of Common Stock as of 4:00 p.m., Eastern Standard Time, on the Record Date, you would receive 100 Rights and would have the right to purchase 100 shares of Common Stock for the Subscription Price plus an unlimited Over-Subscription Privilege.

You must purchase all of the shares of common stock available to you pursuant to your Basic Subscription Privilege in order to also exercise the Over-Subscription Privilege to purchase Unsubscribed Shares. Both the Basic Subscription Privilege and the Over-Subscription Privilege are subject to the availability and pro rata allocation of the Unsubscribed Shares among participants. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised subscription privileges, then the Unsubscribed Shares will be prorated among those who properly exercised their subscription privileges based on the number of shares each person subscribed for under the Basic Subscription Privilege. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Shares than the person subscribed for, then such person will be allocated only that number of Unsubscribed Shares for which the person subscribed, and the remaining Unsubscribed Shares will be allocated among all other participants. The proration process will be repeated until all Unsubscribed Shares have been allocated or all subscriptions have been fulfilled, whichever occurs earlier.

The number of shares subscribed pursuant to the subscription privileges is further subject to reduction as a result of Tax Attribute Considerations as described in the Prospectus.

You will be required to submit payment in full for all the shares you wish to buy. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if you wish to maximize the number of shares you may purchase pursuant to your subscription privileges, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock you wish to subscribe for in total. Chanticleer will eliminate fractional shares of Common Stock resulting from the exercise of subscription privileges by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Chanticleer can provide no assurances that there will be enough shares available to purchase the number of shares of Common Stock issuable upon the exercise of your Basic Subscription Privilege or your Over-Subscription Privilege in full at the expiration of the Rights Offering. Chanticleer will not be able to satisfy your exercise of the Basic Subscription Privilege if all of our stockholders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privileges to the extent sufficient Unsubscribed Shares are available following the exercise of subscription rights under the Basic Subscription Privileges.

●     To the extent the aggregate subscriptions available to you pursuant to the subscription privileges is less than the amount you actually paid in connection with the exercise of the privileges, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

●     To the extent the amount you actually paid in connection with the exercise of the subscription privileges is less than the aggregate Subscription Price of the maximum number of Shares available to you, you will be allocated the number of Shares for which you actually paid in connection with the privilege. See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege.”

The Rights will be evidenced by a non-transferable Rights certificate (the “Rights Certificate”) and will cease to have any value at the Expiration Time.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Rights Certificate;

3.	Instructions as to the Use of Chanticleer Holdings, Inc. Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Chanticleer and Guidelines for Request for Taxpayer Identification Number and Certification of Substitute Form W-9); and

4.	A return envelope addressed to Securities Transfer Corp., the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from Okapi Partners, LLC, the Information Agent. The Information Agent’s telephone number is (212) 297-0720, (877) 869-0171 (toll free). Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.

Very truly yours,

Chanticleer Holdings, Inc.